Exhibit 99.1

MBIA Inc. 113 King Street, Armonk, NY 10504 Tel 914-273-4545 www.mbia.com

NEWS RELEASE

Contact:	Michael Ballinger	FOR IMMEDIATE RELEASE
(914)765 3893

MBIA CLOSES OFFERING OF $350 MILLION OF 30-YEAR SENIOR NOTES

ARMONK, New York – November 24, 2004 — MBIA Inc. (NYSE: MBI) announced that it closed a public offering of $350 million aggregate principal amount of senior notes due 2034. The issue, which was priced on November 17, carries a fixed coupon of 5.70 percent and was offered to the public at 99.585 percent of the principal amount.

As previously announced, MBIA intends to use the proceeds of the debt offering to redeem the outstanding $50 million aggregate principal amount of MBIA’s 6.95 percent notes due 2038 (NYSE:MBD) and for general corporate purposes. It also anticipates using the proceeds to redeem the outstanding $100 million aggregate principal amount of MBIA’s 8.00 percent notes due 2040 (NYSE:MBE) in December 2005.

J. P. Morgan Securities Inc. and Lehman Brothers Inc. acted as joint book-running managers for the offering. The issue has been rated Aa2 by Moody’s Investors Service, AA by Standard & Poor’s Ratings Services and AA by Fitch Ratings.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA’s Web site at http://www.mbia.com.